GSI Technology, Inc. Reports Second-Quarter Fiscal 2017 Results

SUNNYVALE, CA -- (Marketwired - October 27, 2016) - GSI Technology, Inc. (NASDAQ: GSIT) today reported financial results for its second fiscal quarter ended September 30, 2016.

The Company reported net income of $626,000, or $0.03 per diluted share, on net revenues of $13.4 million for the second quarter of fiscal 2017, compared to a net loss of $(347,000), or $(0.02) per diluted share, on net revenues of $13.6 million in the second quarter of fiscal 2016 and net income of $260,000, or $0.01 per diluted share, on net revenues of $12.9 million in the first quarter of fiscal 2017, ended June 30, 2016. Gross margin was 55.0% compared to 50.9% in the prior year period and 51.9% in the preceding first quarter.

Total operating expenses in the second quarter of fiscal 2017 were $7.0 million, compared to $7.2 million in the second quarter of fiscal 2016 and $6.3 million in the preceding first quarter. Research and development expenses were $4.3 million, compared to $2.9 million in the prior year period and $3.5 million in the preceding quarter. Selling, general and administrative expenses, which include litigation-related expenses, were down substantially year-over-year to $2.7 million compared to $4.3 million in the quarter ended September 30, 2015, and down sequentially from $2.8 million in the preceding quarter.

Litigation-related expenses in the second quarter of fiscal 2017 were minimal at $47,000, up slightly from $6,000 in the previous quarter and down substantially from $1.6 million in the same period a year ago. The litigation-related expenses were incurred in connection with patent infringement and antitrust litigation involving Cypress Semiconductor, which was settled in May 2015, and a commercial and trade secret lawsuit against United Memories, Inc. ("UMI") and Integrated Silicon Solutions, Inc. ("ISSI"). As previously reported, the trial of the UMI/ISSI litigation began on October 26, 2015 and concluded on November 25, 2015 with mixed results.

Lee-Lean Shu, Chairman and Chief Executive Officer, noted "Our net revenues came in within the range of guidance that we had provided earlier in the second quarter, and for the second consecutive quarter we were profitable at both the operating income and net income levels. As in recent previous quarters, our gross margin came in well above our operating model at 55.0%, driven by a continuing very favorable mix of higher margin products. That said, during the second quarter, we continued to see slowness in our primary telecommunications and networking markets along with continued weak sales in Asia and Europe. We remain focused on expanding our market position in the high speed SRAM and low-latency DRAM segments and developing new products based on our associative computing technology and intellectual property, obtained in our acquisition of MikaMona last year, to exploit large potential opportunities in big data, computer vision and cyber security. With improving prospects for ongoing profitability, promising new products under development, and a much expanded market opportunity, we are optimistic about the balance of fiscal 2017."

Sales to Alcatel-Lucent were $5.7 million, or 42.8% of net revenues, during the second quarter, compared to $5.4 million, or 41.9% of net revenues, in the prior quarter and $3.5 million, or 25.6% of net revenues, in the same period a year ago. Second-quarter direct and indirect sales to Cisco Systems were $936,000, or 7.0% of net revenues, compared to $1.5 million, or 11.7% of net revenues, in the prior quarter, and $1.1 million, or 7.9% of net revenues, in the same period a year ago. Military/defense sales were 16.1% of shipments compared to 12.5% in the prior quarter and 24.7% in the comparable period a year ago. SigmaQuad sales were 57.2% of shipments compared to 55.7% in the prior quarter and 54.2% in the second quarter of fiscal 2016.

Second-quarter fiscal 2017 operating income was $380,000, compared to $389,000 in the prior quarter and an operating loss of $(297,000) a year ago. Second-quarter fiscal 2017 net income included interest and other income of $92,000 and a tax benefit of $154,000, compared to $21,000 in interest and other expense, net and a tax provision of $29,000 a year ago; in the preceding quarter, net income included interest and other income of $142,000 and a tax provision of $271,000.

Total second-quarter pre-tax stock-based compensation expense was $487,000 compared to $443,000 in the prior quarter and $498,000 in the comparable quarter a year ago.

At September 30, 2016, the Company had $47.8 million in cash, cash equivalents and short-term investments, $12.5 million in long-term investments, $56.8 million in working capital, no debt, and stockholders' equity of $85.6 million.

Stock Repurchase Program

Our Board of Directors has authorized us to repurchase, at management's discretion, shares of our common stock. Under the repurchase program, we may repurchase shares from time to time on the open market or in private transactions. The specific timing and amount of the repurchases will be dependent on market conditions, securities law limitations and other factors. The repurchase program may be suspended or terminated at any time without prior notice. During the quarter ended September 30, 2016, we repurchased 579,703 shares at an average cost of $4.68 per share for a total cost of $2.7 million. To date, the Company has repurchased a total of 11,883,942 shares at an average cost of $5.06 per share for a total cost of $60.1 million, including 3,846,153 shares acquired for purchase, at a purchase price of $6.50 per share, under a modified "Dutch auction" self-tender offer completed in August 2014. At September 20, 2016, management was authorized to repurchase additional shares of our common stock with a value of up to $4.9 million under the repurchase program.

Outlook for Third Quarter of Fiscal 2017

Looking forward to the third quarter of fiscal 2017, we currently expect net revenues to be in the range of $12.6 million to $13.6 million. We expect gross margin of approximately 51% to 53% in the third quarter.

Conference Call

GSI Technology will review its financial results for the quarter ended September 30, 2016 and discuss its current business outlook during a conference call at 1:30 p.m. Pacific (4:30 p.m. Eastern) today, October 27, 2016. To listen to the teleconference, please call toll-free 877-857-6163 approximately 10 minutes prior to the above start time and provide Conference ID 7607605. You may also listen to the teleconference live via the Internet at www.gsitechnology.com, where it will be archived.

About GSI Technology

Founded in 1995, GSI Technology, Inc. is a provider of high performance semiconductor memory solutions to networking, industrial, medical, aerospace and military customers. The company is headquartered in Sunnyvale, California and has sales offices in the Americas, Europe and Asia. For more information, please visit www.gsitechnology.com.

Forward-Looking Statements

The statements contained in this press release that are not purely historical are forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended, including statements regarding GSI Technology's expectations, beliefs, intentions, or strategies regarding the future. All forward-looking statements included in this press release are based upon information available to GSI Technology as of the date hereof, and GSI Technology assumes no obligation to update any such forward-looking statements. Forward-looking statements involve a variety of risks and uncertainties, which could cause actual results to differ materially from those projected. These risks include those associated with the normal quarterly closing process. Examples of risks that could affect our current expectations regarding third quarter revenues and gross margins include those associated with fluctuations in GSI Technology's operating results; GSI Technology's historical dependence on sales to a limited number of customers and fluctuations in the mix of customers and products in any period; the rapidly evolving markets for GSI Technology's products and uncertainty regarding the development of these markets; the need to develop and introduce new products to offset the historical decline in the average unit selling price of GSI Technology's products; the challenges of rapid growth followed by periods of contraction; intensive competition; and the integration of the operations of MikaMonu, including potential problems, delays or unanticipated costs that may be encountered in the development of products based on the MikaMonu technology and the establishment of new markets and customer relationships for the sale of such products. Further information regarding these and other risks relating to GSI Technology's business is contained in the Company's filings with the Securities and Exchange Commission, including those factors discussed under the caption "Risk Factors" in such filings.

                            GSI TECHNOLOGY, INC.
               CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
                    (in thousands, except per share data)
                                 (Unaudited)

                           Three Months Ended            Six Months Ended
                   ---------------------------------  ---------------------
                    Sept. 30,   June 30,   Sept. 30,   Sept. 30,  Sept. 30,
                      2016        2016       2015        2016       2015
                   ----------  ---------- ----------  ---------- ----------

Net revenues       $   13,358  $   12,946 $   13,577  $   26,304 $   27,602
Cost of goods sold      6,015       6,224      6,660      12,239     13,390
                   ----------  ---------- ----------  ---------- ----------

Gross profit            7,343       6,722      6,917      14,065     14,212
                   ----------  ---------- ----------  ---------- ----------

Operating
 expenses:

  Research &
   development          4,282       3,499      2,940       7,781      5,938
  Selling, general
   and
   administrative       2,681       2,834      4,274       5,515      9,579
                   ----------  ---------- ----------  ---------- ----------
    Total
     operating
     expenses           6,963       6,333      7,214      13,296     15,517
                   ----------  ---------- ----------  ---------- ----------

Operating income
 (loss)                   380         389       (297)        769     (1,305)

Interest and other
 income (expense),
 net                       92         142        (21)        234         95
                   ----------  ---------- ----------  ---------- ----------

Income (loss)
 before income
 taxes                    472         531       (318)      1,003     (1,210)
Provision
 (benefit) for
 income taxes            (154)        271         29         117         54
                   ----------  ---------- ----------  ---------- ----------
Net income (loss)  $      626  $      260 $     (347) $      886 $   (1,264)
                   ==========  ========== ==========  ========== ==========

Net income (loss)
 per share, basic  $     0.03  $     0.01 $    (0.02) $     0.04 $    (0.06)
Net income (loss)
 per share,
 diluted           $     0.03  $     0.01 $    (0.02) $     0.04 $    (0.06)

Weighted-average
 shares used in
 computing per
 share amounts:

Basic                  20,529      21,299     22,676      20,912     22,809
Diluted                21,104      21,525     22,676      21,349     22,809

Stock-based compensation included in the Condensed Consolidated Statements of Operations:

                           Three Months Ended            Six Months Ended
                   ---------------------------------  ---------------------
                    Sept. 30,   June 30,   Sept. 30,   Sept. 30,  Sept. 30,
                      2016        2016       2015        2016       2015
                   ----------  ---------- ----------  ---------- ----------

Cost of goods sold $       99  $       73 $       87  $      172 $      175
Research &
 development              218         203        224         420        449
Selling, general
 and
 administrative           170         167        187         338        375
                   ----------  ---------- ----------  ---------- ----------
                   $      487  $      443 $      498  $      930 $      999
                   ==========  ========== ==========  ========== ==========

Litigation related expenses included in the Condensed
Consolidated Statements of Operations:

                           Three Months Ended            Six Months Ended
                   ---------------------------------  ---------------------
                    Sept. 30,   June 30,   Sept. 30,   Sept. 30,  Sept. 30,
                      2016        2016       2015        2016       2015
                   ----------  ---------- ----------  ---------- ----------

Selling, general
 and
 administrative    $       47  $        6 $    1,553  $       53 $    4,061

                            GSI TECHNOLOGY, INC.
                    CONDENSED CONSOLIDATED BALANCE SHEETS
                               (in thousands)
                                 (Unaudited)

                                                        Sept. 30,  March 31,
                                                          2016       2016
                                                       ---------- ----------
Cash and cash equivalents                              $   28,803 $   31,963
Short-term investments                                     19,030     23,149
Accounts receivable                                         8,807      7,478
Inventory                                                   8,978      7,174
Other current assets                                        2,262      2,198
Net property and equipment                                  8,198      8,653
Long-term investments                                      12,533     11,148
Other assets                                               14,618     14,767
                                                       ---------- ----------
Total assets                                           $  103,229 $  106,530
                                                       ========== ==========

Current liabilities                                    $   11,096 $    9,242
Long-term liabilities                                       6,560      7,419
Stockholders' equity                                       85,573     89,869
                                                       ---------- ----------
Total liabilities and stockholders' equity             $  103,229 $  106,530
                                                       ========== ==========

GSI Technology, Inc.
Douglas M. Schirle
Chief Financial Officer
408-331-9802

Hayden IR
David Fore or Brett Maas
206-395-2711